Exhibits 16.11

16.11 Exhibit 15 (a)

Consent of Independent Registered Public Accounting Firm

To: The Supervisory Board of Koninklijke Philips N.V.

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-140784, No. 333-151797, No. 333-157477, No. 333-165017, No. 333-172329, No. 333-179692 and No. 333-186849) and in the registration statement on Form F-3 (No.333-202250) of Koninklijke Philips N.V. of our report dated February 23, 2016 with respect to, before the effects of adjustments described in note 1 “Significant accounting policies – Changes in presentation from the prior year”, the consolidated balance sheet of Koninklijke Philips N.V. and subsidiaries as of December 31, 2015, and the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 20-F of Koninklijke Philips N.V.

Our report refers to the adjustments described in note 1 “Significant accounting policies – Changes in presentation from the prior year”. However, we were not engaged to audit, review, or apply any procedures with respect to such adjustments.

Amsterdam, The Netherlands

February 21, 2017

/s/ KPMG Accountants N.V.

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